UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☐
Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PartnerRe Ltd.
(Name of Registrant as Specified In Its Charter)

EXOR S.p.A. John Elkann Enrico Vellano Mario Bonaccorso Fabiola Portoso
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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	1.	Title of each class of securities to which transaction applies:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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On July 6, 2015, EXOR S.p.A. (“EXOR”) issued the following press release:

Turin, July 6, 2015

PRESS RELEASE

EXOR Sends Open Letter to PartnerRe Employees

EXOR S.p.A. (“EXOR”; EXO.IM), one of Europe’s leading listed investment companies and the largest shareholder of PartnerRe Ltd. (“PartnerRe”; NYSE:PRE), today sent the following open letter to all PartnerRe employees who are shareholders, urging them to vote the Gold proxy card against the AXIS amalgamation agreement.

Dear PartnerRe employees,

We are grateful for the strong support we have received to date from PartnerRe employees around the world.  You, like we, recognize the superior value and certainty that our proposal offers for all stakeholders of PartnerRe including shareholders, clients, brokers, and especially employees.  It is clear from your strong show of support that our messages about the continuity of the PartnerRe business, under the superior financial strength of EXOR, have resonated with you.

As we’ve said previously, for PartnerRe employees, EXOR offers:

—	A better, stronger future as a standalone reinsurer
o	PartnerRe to remain independently operated, backed by a stronger group with a confirmed investment grade rating, substantial cash resources and a net asset value of approximately $15 billion.

—	Continuity of the PartnerRe brand, corporate culture and business strategy
o	EXOR values PartnerRe’s deep underwriting expertise, world-class brand and talented employees and management team, and has no plans to change them.
o
The corporate culture, business model and underwriting philosophy of PartnerRe differs significantly from that of AXIS, and will likely be lost in a transaction with AXIS.  EXOR believes these are critical elements to PartnerRe’s success that should be preserved.

—	No integration risk for employees and no risk of business disruption for clients and brokers
o	The complex integration risk under the AXIS transaction – that simply does not exist with EXOR – may lead to client and underwriting talent losses.
o
In addition, there will likely be significant job and other redundancies under an AXIS/PartnerRe combination.  As highlighted in its most recent FAQ, your company expects to achieve the majority of its $200 million of expense synergies through staff layoffs, which would affect many of you.

We appreciate the strong support of PartnerRe’s employees and want to ensure you that if you hold shares through a broker, you can vote your shares without PartnerRe Board of Directors knowing how you are voting.  By voting EXOR’s GOLD proxy card there is no fear of retaliation for voting your shares against the AXIS transaction in pursuit of EXOR’s superior offer that aligns with employees’ best interests.

Remember, the critical first step to EXOR’s offer being successful is for PartnerRe shareholders, including employee shareholders, to vote down the AXIS transaction.  As you know, even if you hold only PartnerRe preferred shares, you are eligible to vote.  And every vote is important, regardless of the number of shares you own.

We have set up international toll-free phone numbers below for any PartnerRe employee shareholder, in any country, who wants more information or who needs help in getting a ballot and voting their shares at the upcoming Shareholder Meeting on July 24th.  Please contact Okapi Partners, our proxy solicitors, at any of the numbers below.

Toll-free Bermuda:	0844 229 7492
Toll-free France:	0805 081 024
Toll-free Ireland:	1 800 817 339
Toll-free UK:	0800 088 5168
Toll-free Switzerland:	0800 895 047

EXOR urges all of PartnerRe’s shareholders, including employees, to vote the GOLD proxy card AGAINST all three proposals related to the AXIS transaction and asks shareholders not to sign or return any WHITE proxy cards they receive from PartnerRe.  This is an essential vote for the PartnerRe Board of Directors to be able to accept EXOR’s superior offer for the Company. Shareholders who have already returned a WHITE proxy card, can change their vote by simply returning the GOLD proxy card.

ABOUT EXOR

EXOR is one of Europe’s leading investment companies and is controlled by the Agnelli family. It is listed on the Milan Stock Exchange and has a market capitalization of approximately $12 billion and a net asset value of approximately $15 billion. For over a century EXOR has made successful investments, including more recently the acquisition of Chrysler by Fiat, creating the world’s seventh largest car producer (“FCA”) with a $20 billion market capitalization.

EXOR focuses on long-term investments in profitable global companies, primarily in Europe and the United States, that benefit from its strong permanent capital base. In addition to FCA, its principal investments include CNH Industrial, the fourth largest global capital goods company (with a $12 billion market capitalization), and Cushman & Wakefield, the world’s largest private commercial real estate services company.

FOR FURTHER INFORMATION

Investors:

EXOR Investor Relations
Fabiola Portoso
+39 011 509 0345
ir@exor.com

Okapi Partners LLC is assisting EXOR with its efforts to solicit proxies. PartnerRe shareholders who have questions about voting their shares should call Okapi Partners LLC toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720).

Okapi Partners
Bruce H. Goldfarb / Pat McHugh / Jon Einsidler / Lydia Mulyk
info@okapipartners.com

Media:

EXOR Media Relations
Andrea Griva
+39 011 509 0318
media@exor.com

StockWell Communications
Philip Gawith / Richard Holloway / Laura Gilbert
+44 20 7240 2486
exor@stockwellgroup.com

Abernathy MacGregor
Tom Johnson / Mike Pascale / Allyson Vento
+1 212 371-5999
exor@ABMAC.com

Community
Auro Palomba / Marco Rubino
+39 02 8940 4231
milano@communitygroup.it

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speak only as of the date of this communication.

EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. EXOR has filed a proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).

This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with the SEC, Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement.